EXHIBIT 10.3

TRIAD HOSPITALS, INC.

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Award Agreement, dated as of [                    ] (the “Date of Grant”) between Triad Hospitals, Inc., a Delaware corporation (the “Corporation”), and [            ] (the “Optionee”), an employee of the Corporation. This Award Agreement is pursuant to the terms of the Corporation’s 1999 Long Term Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of terms contained in the Plan.

Section 1. Stock Option Award. The Corporation grants to the Optionee, on the terms and conditions hereinafter set forth, an Option with respect to [            ] shares of the Corporation’s Common Stock (the “Option Shares”). The Option is not intended to qualify as an Incentive Stock Option under Section 422 of the Code, and shall be treated as a Non-qualified Stock Option under the Plan.

Section 2. Exercise Price. The exercise price per Option share shall be [            ].

Section 3. Vesting of Stock Option. Subject to Section 5 hereof, the Option shall become vested and exercisable in [            ] installments, based on the passage of time, according to the following vesting schedule:

Vesting Date	Number of Shares

Notwithstanding the foregoing, but subject to Section 5 hereof, the Option shall become fully and immediately vested and exercisable (i) upon a Change in Control of the Corporation, or (ii) upon the death or Disability (as defined below) of the Optionee.

Section 4. Option Term. Option Shares as to which the Option has become exercisable pursuant to Section 3 hereof may be purchased at any time during the Option Term. For purposes hereof, the “Option Term” shall commence on the Date of Grant and shall expire on the tenth anniversary thereof, unless earlier terminated upon the Optionee’s termination of service as an employee as provided in Section 5 hereof. Upon the expiration of the Option Term, the Option (to the extent not previously exercised) shall be cancelled and shall be of no further force or effect.

Section 5. Termination of Service. If Optionee’s service as an employee of the Corporation is terminated for any reason prior to the occurrence of any otherwise applicable vesting date or event provided in Section 3 hereof, the Optionee shall forfeit his interest in the Option to the extent that it has not yet become vested and exercisable. If Optionee’s service as an employee is terminated by the Corporation for Cause (as defined below), any Option that is vested as of such termination date shall remain exercisable for thirty days following such termination. If the Optionee voluntarily terminates his service as an employee, the Optionee shall retain the right to exercise the Option, to the extent exercisable on the date of such termination, for three months after the effective date of such termination of service. If Optionee’s service as an employee is terminated by the Corporation without Cause, or on account of death or Disability (as defined below), the Optionee shall retain the right to exercise the Option, to the extent exercisable on the date of such termination, for one year after the effective date of such termination of service. In the event the Optionee’s employment shall terminate by retirement (which shall be considered to include any termination other than for Cause, if the Optionee shall have reached age 65 or shall have reached age 55 and completed 10 years of vesting service), the Option may be exercised within 36 months after the Optionee’s retirement, to the extent exercisable on the date of his or her retirement.

For purposes hereof, any reference to “Corporation” shall be considered to include all Subsidiaries thereof.

For purposes hereof, “Cause” shall mean: (i) the conviction of the Optionee of a felony under the laws of the United States or any state thereof, whether or not appeal is taken, as determined by the Board of Directors in good faith; (ii) the conviction of the Optionee for a violation of criminal law involving the Corporation and its business that materially damages the Corporation as determined by the Board in good faith; (iii) the willful misconduct of the Optionee, or the willful or continued failure by the Optionee (except in the case of a Disability) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Corporation as determined by the Board in good faith; (iv) the willful fraud or material dishonesty of the Optionee in connection with his performance of his duties to the Corporation and involving the finances of the Corporation as determined by the Board in good faith; (v) the Optionee’s repeated use of alcohol in a manner which in the opinion of the Board materially impairs the ability of the Optionee to effectively perform the Optionee’s duties and obligations owed to the Corporation, or the illegal use, possession, or sale of, or impaired performance due to the illegal use of, controlled substances; or (vi) a violation of the Corporation’s policies on sexual or other illegal harassment of a Corporation employee by the Optionee as determined by the Board in good faith; provided, however, in no event shall the Optionee’s employment be considered to have been terminated for “Cause” unless and until the Optionee receives written notice from the Corporation stating the acts or omissions constituting Cause and the Optionee has the opportunity to cure to the Corporation’s satisfaction any such acts or omissions (in the case of (iii), (v) or (vi) above) within 30 days of the Optionee’s receipt of such notice.

For purposes hereof, “Disability” shall mean the inability of the Optionee, after reasonable accommodation, to perform his required duties for a period equal to or in excess of the waiting period under the Corporation’s long term disability insurance policy, as determined in good faith by the Board.

Section 6. Procedure for Exercise. The Option may be exercised, in whole or part (for the purchase of whole shares only), by delivery of a written notice (the “Notice”) from the Optionee to the Secretary of the Corporation at the Corporation’s principal office, which Notice shall: (i) state the number of Option Shares as to which the Option is being exercised; (ii) state the method of payment for the Option Shares and tax withholding pursuant to Section 7 hereof; (iii) include any representation of the Optionee required pursuant to Section 8 hereof; (iv) in the event that the Option shall be exercised by any person other than the Optionee pursuant to Section 11 hereof, include appropriate proof of the right of such person to exercise the Option; and (v) comply with such further requirements consistent with the Plan as the Committee (as defined in the Plan) may from time to time prescribe.

Section 7. Payment of Exercise Price and Tax Withholding. Payment of the exercise price for the Option Shares shall be made (i) in cash or by cash equivalent, (ii) by delivery of stock certificates (in negotiable form) representing shares of Common Stock having a Fair Market Value (as defined in the Plan) equal to the aggregate exercise price of the Option Shares, (iii) by a delivery of a notice that the Optionee has placed a market sell order (or similar transaction) with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Corporation to fully pay the Option exercise price (conditioned upon the payment of such net proceeds) or (iv) by a combination of the methods set forth in the foregoing clauses (i), (ii) and (iii). In addition, at the time of exercise, as a condition of delivery of the Option Shares, the Optionee shall remit to the Corporation all required federal, state and local withholding tax amounts in any manner permitted for the payment of the exercise price as provided above.

Section 8. Investment Representation. Upon the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Option Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Corporation that the Option Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Optionee shall provide the Corporation with such further representations and warranties as the Corporation may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Option Shares shall be purchased upon the exercise of the Option unless and until the Corporation and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that a prospective Optionee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Corporation reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 9. No Rights as Stockholder or Employee.

(a) The Optionee shall not have any privileges of a stockholder of the Corporation with respect to any Option Shares subject to (but not yet acquired upon valid exercise of) the Option, nor shall the Corporation have any obligation to issue any dividends or otherwise afford, with respect to such Option Shares, any rights to which holders of Common Stock are entitled, until the date of the issuance to the Optionee of a stock certificate evidencing such shares.

(b) Nothing in this Award Agreement or the Option shall confer upon the Optionee any right to continue as an employee of the Corporation or to interfere in any way with the right of the Corporation to terminate the Optionee’s employment at any time.

Section 10. Adjustments. If at any time while the Option is outstanding, there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the number and kind of Option Shares and/or the exercise price of such Option Shares shall be adjusted in accordance with the provisions of the Plan.

Section 11. Restriction on Transfer of Option. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by (i) will or by the laws of descent and distribution or (ii) to a “family member” (as defined below), provided that such transfer is made for estate planning, tax planning, donative purposes or pursuant to a domestic relations order, and no consideration (other than nominal consideration) is received by the Optionee. In the event an Optionee becomes legally incapacitated, his Option shall be exercisable by his legal guardian, committee or legal representative. If the Optionee dies, the Option shall thereafter be exercisable by the Optionee’s executors or administrators. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

For purposes hereof, a “family member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

No transfer of an Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer. During the lifetime of an Optionee, except as provided above, the Option shall be exercisable only by the Optionee, except that, in the case of an Optionee who is legally incapacitated, the Option shall be exercisable by the Optionee’s guardian or legal representative. In the event of any transfer of an Option to a family member in accordance with the provisions of this section, such family member shall thereafter have all rights that would otherwise be held by such Optionee (or by such Optionee’s guardian, legal representative or beneficiary), except as otherwise provided herein. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

Section 12. Notices. Any notice hereunder by the Optionee shall be given to the Corporation in writing and such notice shall be deemed duly given only upon receipt thereof at the Corporation’s office at 5800 Tennyson Parkway, Plano, TX 75024, or at such other address as the Corporation may designate by notice to the Optionee. Any notice hereunder by the Corporation shall be given to the Optionee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Optionee may have on file with the Corporation.

Section 13. Construction. The construction of this Award Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

Section 14. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

TRIAD HOSPITALS, INC.

Rick Thomason
Vice President of Human Resources

OPTIONEE

Name: